EXHIBIT 99.2

March 31, 2016	QUARTERLY REPORT

Dear Shareholder:

Earnings per share for the first quarter of 2016 was $.29 per share compared to $.31 in the first quarter of 2015. Return on average assets for the quarter was 1.18% and return on average equity was 7.60%. Providing perspective on a bank’s first quarter performance has always been challenging. It is historically the weakest period during the year for new business development, carries a variety of front-loaded compensation and benefits related expenses, and includes the short month of February that impacts certain accruals. While we felt the impact of all of these forces, we had a very solid quarter and made progress in several key areas.

Net interest income increased $83,000 in the first quarter of 2016 compared to the same period in 2015, driven primarily by growth in average loans outstanding of $77 million and a lower cost of funds due to the prepayment of high cost repurchase agreements during 2015. As a result, the net interest margin improved by ..07%, to 3.81% during the first three months of 2016 from 3.74% a year earlier. We continue to operate in a historically low interest rate environment despite the Federal Reserve’s December rate hike. Following that move, the yield curve has flattened which makes it more challenging to expand margins.

The provision for loan losses was $368,000 during the first quarter of 2016 compared to just $3,000 in 2015 reflecting the impact on the first quarter 2016 calculation of the allowance for loan losses of a $595,000 charge off of one commercial loan. C&N’s overall credit quality remains strong as reflected in our past due and non-performing loan metrics at March 31, 2016 compared to a year earlier.

Noninterest revenue increased by $134,000, or 3.8%, in the first quarter of 2016 compared to 2015. Most notably, service charges on deposit accounts were higher by $116,000, or 11.4%, reflecting changes made to our checking accounts and fee structures effective April 2015. Trust revenues and gains from the sale of mortgage loans also increased reflecting solid first quarter performance from these two important business lines.

Noninterest expenses increased 6.5% to $9.072 million from $8.533 million in the first quarter of 2015. Included in expense growth is the impact of staff additions to drive and support loan growth, information technology, and marketing, as well as merit increases. A number of front loaded benefits related expenses also impacted personnel costs. Other drivers of noninterest expenses are the investments we are making in sales and service training, employee development, information technology, and marketing. All of these ongoing investments align with our objectives to build customer relationships and drive revenue growth over time.

As we have discussed over the past several quarters, loan growth has been strong. Net loans outstanding at March 31, 2016 were $694 million, an increase of $72.7 million, or 11.7%, from March 31, 2015. While loan balances remained flat between the end of 2015 through the end of the first quarter this year, our pipelines in both commercial and residential mortgage loans are robust and reflect the potential for healthy growth as we move into the second quarter.

C&N’s capital position continues to be very strong and we continue to support shareholder value through the cash dividend and stock repurchase program. The dividend paid during the first quarter remained at $.26 per share producing a yield of 5.23% based on the March 31, 2016 closing market price of $19.88. In the first quarter of 2016, 154,350 shares were repurchased at an average price of $19.89 per share under the program announced in July 2014. As of March 31, a cumulative total of 589,550 shares had been repurchased, and in April 2016, C&N repurchased the remainder of the shares authorized under the program. In total, 622,500 shares were repurchased at an average price of $19.50 for a total cost of $12.14 million.

In closing, we extend a warm welcome to Frank Pellegrino and Terry Lehman who joined C&N’s Board of Directors in February. Frank, a member of our Lycoming County Regional Board for a number of years, is a successful business owner and a recognized leader in the community. Terry is an experienced CPA and “financial expert” who brings with him a deep understanding of banking and financial services through decades serving as an auditor and advisor to the industry. We look forward to their engagement and counsel as we pursue our mission of Creating Value Through Lifelong Relationships in the years ahead.

As always, thank you for your investment and ongoing support.

J. Bradley Scovill

President and CEO

CONDENSED, CONSOLIDATED EARNINGS INFORMATION
(In Thousands, Except Per Share Data) (Unaudited)
	1ST	1ST
	QUARTER	QUARTER
	2016	2015
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$10,937	$11,163	$(226)	-2.02%
Interest Expense	904	1,213	(309)	-25.47%
Net Interest Income	10,033	9,950	83	0.83%
Provision for Loan Losses	368	3	365	12166.67%
Net Interest Income After Provision for Loan Losses	9,665	9,947	(282)	-2.84%
Other Income	3,690	3,556	134	3.77%
Net Gains on Available-for-sale Securities	383	74	309	417.57%
Other Noninterest Expenses	9,072	8,533	539	6.32%
Income Before Income Tax Provision	4,666	5,044	(378)	-7.49%
Income Tax Provision	1,093	1,229	(136)	-11.07%
Net Income	$3,573	$3,815	$(242)	-6.34%

PER COMMON SHARE DATA:
Net Income - Basic	$0.29	$0.31	$(0.02)	-6.45%
Net Income - Diluted	$0.29	$0.31	$(0.02)	-6.45%
Dividend Per Share	$0.26	$0.26	$0.00	0.00%
Number Shares Used in Computation - Basic	12,155,108	12,268,306
Number Shares Used in Computation - Diluted	12,175,878	12,289,139

CONDENSED, CONSOLIDATED BALANCE SHEET DATA
(In Thousands, Except Per Share Data) (Unaudited)
	MARCH 31,	MARCH 31,	MARCH 31, 2016 vs 2015
	2016	2015	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$41,173	$36,430	$4,743	13.02%
Available-for-sale Securities	413,606	527,814	(114,208)	-21.64%
Loans Held for Sale	526	214	312	145.79%
Loans, Net	693,944	621,211	72,733	11.71%
Intangible Assets	11,969	11,989	(20)	-0.17%
Other Assets	55,326	54,300	1,026	1.89%
TOTAL ASSETS	$1,216,544	$1,251,958	$(35,414)	-2.83%

LIABILITIES
Deposits	$955,848	$976,634	$(20,786)	-2.13%
Repo Sweep Accounts	7,141	5,840	1,301	22.28%
Total Deposits and Repo Sweeps	962,989	982,474	(19,485)	-1.98%
Borrowed Funds	57,503	72,988	(15,485)	-21.22%
Other Liabilities	7,742	7,393	349	4.72%
TOTAL LIABILITIES	1,028,234	1,062,855	(34,621)	-3.26%

SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated
Other Comprehensive Income	182,914	181,437	1,477	0.81%
Accumulated Other Comprehensive Income:
Net Unrealized Gains/Losses on
Available-for-sale Securities	5,347	7,654	(2,307)	-30.14%
Defined Benefit Plans	49	12	37	308.33%
TOTAL SHAREHOLDERS' EQUITY	188,310	189,103	(793)	-0.42%
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,216,544	$1,251,958	$(35,414)	-2.83%

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